Exhibit 99.1

Hemisphere Media Group Announces Fourth Quarter and Full Year 2021 Financial Results

WAPA Delivers Record Full Year Advertising and Retransmission Revenue

MIAMI, FL — (March 8, 2022) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the fourth quarter and full year ended December 31, 2021.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said “Our networks continued to perform at high levels in the fourth quarter and finished the year strongly. Our performance was highlighted by WAPA, which had an extraordinary year, with the highest advertising and retransmission revenue in its history. WAPA’s dominant ratings performance, combined with Puerto Rico’s emergence from bankruptcy and the strongest local economy in many years, should drive outstanding results in 2022.

“We continue to secure new launches for our U.S. cable networks, including, most recently, the launch on fuboTV of all five of our networks on March 1, a reflection of the quality and appeal of our programming. The fuboTV launch, as well as the impending YouTube TV launch, should drive subscriber growth and significantly offset any subscriber declines from traditional MVPDs.

“Pantaya is the leading U.S. Hispanic subscription streaming service, serving close to one million subscribers with exclusive blockbuster movies and premium original series. Our expectations for Pantaya are very high. We experienced a modest quarter over quarter contraction in subscribers due to a lack of any major series releases in the quarter, stemming from pandemic-related production slowdowns earlier in the year. Nevertheless, production significantly ramped-up in the second half of 2021, and we have an unprecedented lineup of extraordinary series and movies scheduled for release in 2022, highlighted by the acclaimed exclusive original series, Señorita 89, which launched last week. With our expanded production pipeline and tens of millions of potential subscribers, we are confident in driving significant subscriber growth in 2022, and remain on track for achieving our long-term target of 2.5 to 3.0 million subscribers by 2025.

“We have an incredible high-quality portfolio of assets, including the clear market leader in Spanish-language streaming and a consistent and market-leading networks and production business, all with tremendous upside potential. Yet our market value has little correlation with our true underlying value.”

Financial Results for the Three and Twelve Months Ended December 31, 2021

Net revenues were $56.8 million for the three months ended December 31, 2021, an increase of $10.0 million, or 21%, as compared to $46.9 million for the comparable period in 2020. Subscriber revenue increased $13.3 million, or 70%, primarily due to the inclusion of Pantaya, which contributed $13.6 million, as well as contractual rate increases and new launches of our television networks, offset in part by a decline in U.S. cable subscribers. Other revenue increased $1.6 million, driven primarily by the timing of licensing of our content to third parties. Advertising revenue decreased $5.0 million, or 18%. Excluding political advertising revenue in the prior year period, advertising revenue decreased $2.3 million, or 9%, as compared to the prior year’s record-setting quarter, which benefited from pent-up demand relating to the pandemic, and unprecedented healthcare advertising spending. As compared to the fourth quarter of 2019, advertising revenue in the fourth quarter of 2021 increased by 25%.

Net revenues were $195.7 million for the year ended December 31, 2021, an increase of $44.5 million, or 29%, as compared to $151.2 million for the year ended December 31, 2020. Subscriber revenue increased $39.8 million, or 51%, primarily due to the inclusion of Pantaya’s revenue of $39.1 million, following the acquisition of Pantaya by the Company on March 31, 2021, as well as contractual rate increases and new launches of our television Networks, offset in part by a decline in U.S. cable subscribers. Advertising revenue increased $3.6 million, or 5%, primarily due to growth in the Puerto Rico television advertising market, offset in part by political advertising revenue in the prior year period. Excluding political advertising revenue in the prior year period, advertising revenue increased $7.9 million, or 12%. Other revenue increased $1.1 million, or 22%, driven by licensing of our content to third parties.

Operating expenses for the three months ended December 31, 2021, were $51.2 million, an increase of 62%, as compared to $31.6 million for the comparable period in 2020. Operating expenses for the year ended December 31, 2021, were $185.2 million, an increase of 69%, as compared to $109.5 million for the comparable period in 2020. The increases in both periods are primarily due to the inclusion of Pantaya. The increases were also due to higher non-cash charges, including amortization of intangible assets recognized as part of the Pantaya acquisition, and higher stock-based compensation, which collectively increased $2.4 million in the quarter and $12.1 million for the full year. Additionally, the prior year reflected cost reductions as a result of the pandemic, including the postponement or cancellation of certain programming and sporting events, as well as voluntary salary reductions and employee retention credits, which the Company did not have in the current year.

Net loss attributable to Hemisphere Media Group, Inc. was $1.2 million for the three months ended December 31, 2021, as compared to net income of $9.6 million for the same period in 2020. Net income was $11.1 million for the twelve months ended December 31, 2021, as compared to net loss of $1.2 million for the same period in 2020. The increase for the twelve-month period was primarily due to a $30.1 million one-time non-cash gain recognized on the existing 25% equity interest in Pantaya upon the step acquisition of the remaining 75% equity interest on March 31, 2021.

Adjusted EBITDA was $15.2 million and $48.4 million for the three and twelve months ended December 31, 2021, respectively, as compared to Adjusted EBITDA of $22.0 million and $63.6 million for the same periods in 2020, respectively. These decreases were primarily due to investment in marketing and content at Pantaya, which is in growth and investment mode. Excluding Pantaya and political advertising revenue, Adjusted EBITDA was $17.4 million and $63.8 million for the three and twelve months ended December 31, 2021, respectively, as compared to Adjusted EBITDA of $19.4 million and $59.3 million, for the same periods in 2020, respectively.

As of December 31, 2021, the Company had $252.3 million in debt and $49.5 million of cash. The Company’s gross leverage ratio was approximately 5.2x, and net leverage ratio was approximately 4.2x, which reflects Pantaya’s operating results as of the acquisition date.

During the three months ended December 31, 2021, the Company funded $2.4 million into its joint ventures, bringing the full year total investments to $6.8 million.

The following tables set forth the Company’s financial performance for the three and twelve months ended December 31, 2021 and 2020, as well as select financial data as of December 31, 2021 and December 31, 2020:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net revenues	$56,822	$46,868	$195,650	$151,184
Operating expenses:
Cost of revenues	16,954	13,788	59,555	48,309
Selling, general and administrative	26,350	12,386	93,813	44,646
Depreciation and amortization	7,641	2,776	25,504	11,472
Other expenses	455	6	8,959	3,226
Gain from FCC spectrum repack and other	(153)	(122)	(2,638)	(953)
Impairment of goodwill and intangibles	-	2,784	-	2,784
Total operating expenses	51,247	31,618	185,193	109,484

Operating income	5,575	15,250	10,457	41,700

Other (expense) income:
Interest expense and other, net	(3,182)	(2,543)	(11,983)	(10,376)
(Loss) gain on equity method investment activity	(3,139)	(4,062)	17,679	(22,258)
Impairment of equity method investment	-	-	-	(5,479)
Other income (expense), net	-	3,267	(128)	3,267
Total other (expense) income	(6,321)	(3,338)	5,568	(34,846)
(Loss) income before income taxes	(746)	11,912	16,025	6,854

Income tax expense	(462)	(3,119)	(4,994)	(8,992)
Net (loss) income	$(1,208)	$8,793	$11,031	$(2,138)

Net loss attributable to noncontrolling interests	-	785	32	903
Net (loss) income attributable to Hemisphere Media Group, Inc.	$(1,208)	$9,578	$11,063	$(1,235)

Reconciliation of net (loss) income attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA:

Net (loss) income attributable to Hemisphere Media Group, Inc.	$(1,208)	$9,578	$11,063	$(1,235)
Add (Deduct):
Net loss attributable to noncontrolling interests	-	(785)	(32)	(903)
Income tax expense	462	3,119	4,994	8,992
Other (income) expense, net	-	(3,267)	128	(3,267)
Impairment of equity method investment	-	-	-	5,479
Loss (gain) on equity method investment activity	3,139	4,062	(17,679)	22,258
Interest expense and other, net	3,182	2,543	11,983	10,376
Impairment of goodwill and intangibles	-	2,784	-	2,784
Gain from FCC spectrum repack and other	(153)	(122)	(2,638)	(953)
Transaction and non-recurring expenses	455	28	8,972	3,292
Depreciation and amortization	7,641	2,776	25,504	11,472
Stock-based compensation	1,640	1,331	6,125	5,282
Adjusted EBITDA	$15,158	$22,047	$48,420	$63,577

Selected Financial Data:

(amounts in thousands)

	As of		As of
	December 31, 2021		December 31, 2020
	(Audited)		(Audited)
Cash	$49,477		$134,471
Debt (a)	$252,288		$204,813

Leverage ratio (b):	5.2	x	3.2	x
Net leverage ratio (c):	4.2	x	1.1	x

(a) Represents the aggregate principal amount of the debt.

(b) Represents the sum of gross debt divided by Adjusted EBITDA for the last twelve months, including Pantaya’s operating results as of the acquisition date.

(c) Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months, including Pantaya’s operating results as of the acquisition date. This ratio differs from the calculation contained in the Company's amended term loan.

The following table presents estimated cable television subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	December 31, 2021	December 31, 2020
U.S. Cable Networks:
WAPA America (b)	3,306	3,672
Cinelatino	3,445	3,822
Pasiones	3,690	4,125
Centroamerica TV	3,172	3,468
Television Dominicana	2,164	2,178
Total	15,777	17,265

Latin America Cable Networks:
Cinelatino	13,678	14,096
Pasiones	15,383	14,250
Total	29,061	28,346

(a)   Amounts presented are based on most recent remittances received from our Distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.

(b)   Excludes digital basic subscribers.

Non-GAAP Reconciliations

Within Hemisphere’s fourth quarter and full year 2021 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net (loss) income attributable to Hemisphere Media Group, Inc., net loss attributable to non-controlling interest, depreciation expense, amortization of intangibles, gain from FCC spectrum repack and other, other (income) expense, net, loss (gain) on equity method investment activity, interest expense and other, net, impairment charges, transaction and non-recurring expenses, income tax expense, and stock-based compensation. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net (loss) income attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three and twelve months ended December 31, 2021 and 2020.

Conference Call

Hemisphere will conduct a conference call to discuss its fourth quarter and full year 2021 results at 10:00 AM ET on Tuesday, March 8, 2022. A live broadcast of the conference call will be available online via the Company’s Investor Relations website located at www.hemispheretv.com. Alternatively, interested parties can access the conference call by dialing (833) 952-1501, or from outside the United States at (236) 714-2110, at least five minutes prior to the start time. The conference ID for the call is 2228505.

A replay of the call will be available beginning at approximately 1:00 PM ET on Tuesday, March 8, 2022 by dialing (800) 585-8367, or from outside the United States by dialing (416) 621-4642. The conference ID for the replay is 2228505.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the impact of the acquisition of Pantaya on the Company’s business and financial performance, Pantaya’s subscriber growth prospects, the Company’s business plans, and the U.S. Hispanic population growth. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “could,” “might,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. Factors that could cause or contribute to changes in such forward-looking statements include, but are not limited to deterioration of general economic conditions, political instability, social unrest, and public health crises, such as the occurrence of a global pandemic like COVID-19, either nationally or in the local markets in which Hemisphere operates, Puerto Rico’s uncertain political climate, as well as delays in the disbursement of earmarked federal funds on the local economy and advertising market, the effects of extreme weather and climate events on Hemisphere’s business as well as Hemisphere’s counterparties, customers, employees, third-party vendors and suppliers, changes in the distribution and viewing of television programming, including the expanded deployment of personal video recorders, subscription and advertising video on demand, internet protocol television, mobile personal devices and personal tablets and their impact on advertising and affiliate revenue, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies and Hemisphere’s ability to successfully integrate acquired assets, in particular, Pantaya, and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements set forth in Hemisphere’s reports filed with the Securities and Exchange Commission (“SEC”), including Hemisphere’s quarterly reports on Form 10-Q and its annual report on Form 10-K. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We may also be faced with unforeseen risks and uncertainties related to Pantaya’s business. Additionally, many of these risks are currently amplified by and may, in the future, continue to be amplified by the prolonged impact of the COVID-19 pandemic. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television, streaming and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, the leading Spanish-language subscription streaming service in the U.S., a Spanish-language content distribution company and has an ownership interest in a leading broadcast television network in Colombia.

Contact:

Edelman Financial Communications for Hemisphere Media Group

Danielle O‘Brien

917-444-6325

Danielle.obrien@edelman.com